Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) between CCUR Holdings, Inc., a Delaware corporation (the “Company”), and WAYNE BARR, JR. (“Consultant”) is entered into as of February 13, 2018 (the “Effective Date”). The signatories to this Agreement may be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Consultant is currently a member and Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, effective on the Effective Date, in addition to service as the Chairman of the Company’s Board, Consultant desires to serve as the Interim Chief Executive Officer and President of the Company; and

WHEREAS, the Company desires to retain Consultant to serve as the Interim Chief Executive Officer and President of the Company in addition to his service as the Chairman of the Company’s Board, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.           Consulting Relationship.

(a)          Services. During the Consulting Term (as defined in Section 1(b), below), Consultant agrees to provide certain advisory and consulting services (the “Services”) to the Company as reasonably requested by the remaining members of the Company’s Board of Directors (the “Independent Directors”), which services shall include identifying, researching and presenting investment opportunities to the Independent Directors. Consultant agrees to attend such meetings or calls with the Company representatives, members of the Board, the Company clients, the Company stockholders, analysts and the media as the Company may reasonably request for communication and application of his Services. Consultant shall use his best efforts to accommodate such requests for the provision of the Services, and shall devote his reasonable time and best efforts, skill and attention to the performance of the Services, including travel that is reasonably requested in the performance of such Services. Consultant shall coordinate the furnishing of the Services with the remaining members of the Independent Directors in order that such Services can be provided in such a way as to generally conform to the business schedules and performance standards of the Company, but the method of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s provision of the Services shall be within the sole control of Consultant.

(b)          Consulting Term and Termination. Unless earlier terminated as provided herein, the “Consulting Term” shall begin on the Effective Date and continue until this Agreement is terminated in accordance with this Section 1(b). Each Party may terminate this Agreement for any reason upon thirty (30) days’ written notice to the other Parties. Upon the termination of the Consulting Term other than by the Company for Cause, the Company shall have no further obligations to Consultant pursuant to Section 1(c) below other than payment for those Services performed prior to the date that the Consulting Term terminated. Notwithstanding the foregoing, the Company may also terminate this Agreement immediately (and without prior written notice) for Due Cause. In the event the Consulting Term is terminated by the Company for Due Cause, all compensation under Section 1 of this Agreement shall cease immediately. As used herein, “Due Cause” shall exist in the event that: (i) Consultant commits a willful serious act, such as (but not limited to) embezzlement, against the Company intended to enrich himself at the expense of the Company or has been convicted of a felony, or of a misdemeanor involving moral turpitude; (ii) Consultant (A) willfully or grossly neglects his duties under this Agreement hereunder, (B) commits a material violation of the Company’s policies or procedures, or (C) intentionally fails to observe specific lawful directives or policies of the Board of Directors; (iii) Consultant undertakes to provide any chief executive officer certification required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) without taking reasonable and appropriate steps as outlined by the Company’s audit committee to determine whether the certification was accurate; or (iv) Consultant fails to fulfill any of his duties under, or violation of any provision of, the Sarbanes-Oxley Act, including, but not limited to, failure to establish and administer effectively systems and controls as outlined by the Company’s audit committee necessary for compliance with the Sarbanes-Oxley Act.

(c)          Consulting Payments. During the Consulting Term, the Company will pay Consultant a fee, in cash, at a rate of $15,000 per month, payable at the beginning of each month during the Consulting Term, for all Services performed during the Consulting Term.

(d)          Equity. The Company shall grant Consultant a Non-Qualified Stock Option, as defined in the Company’s 2011 Amended and Restated Stock Incentive Plan (the “Stock Plan”), for the purchase of fifteen thousand (15,000) shares of the Company’s common stock, $.01 par value on the second business day following the Company’s first earnings release after the Effective Date (the “Granted Stock Option”), subject to the terms and conditions set forth in the applicable award agreement. The Granted Stock Option shall vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The Granted Stock Option shall immediately accelerate and become fully vested upon (i) the effective date of the Company’s termination of Consultant’s service as Interim CEO and President of the Company under this Agreement, which shall not include (a) Consultant’s election to terminate this Agreement unless such termination is in conjunction with or conditioned on the Company’s purchase of a significant operating asset or a sale or merger of the Company or (b) termination for Due Cause, or (ii) a “change of control” as defined in the Stock Plan.

(e)          Director Compensation. During the Consulting Term, Consultant shall not receive any additional cash compensation from the Company for his services as a director other than as provided in this Agreement. Consultant shall remain eligible to receive, and shall continue to vest in, all equity compensation awards in connection with his service as a member and Chairman of the Board during the Consulting Term.

(f)          Resignation from Directorships. The termination of this Agreement shall not constitute Consultant’s termination as a member and Chairman of the Board, unless mutually agreed upon by Consultant and the Board, provided that if Consultant is terminated by the Company for Due Cause, such termination shall constitute Consultant’s immediate resignation from any officer, director or fiduciary position with the Company.

(g)          Expenses. During the Consulting Term, Consultant will be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company), in connection with his performing Services hereunder. Reimbursements shall be made in accordance with the Company’s normal expense reimbursement policies and procedures (including timing), and such reimbursements will be made no later than the last day of Consultant’s taxable year following the taxable year in which the expense was incurred. The expenses reimbursed during any taxable year of the Consultant will not affect the expenses paid by the Company in another taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit.

(h)          Benefits. In connection with his services hereunder, Consultant shall not be eligible for or claim any benefits or perquisites that the Company provides to its employees including, but not limited to, medical, dental and life insurance coverage, bonuses, paid time off, or stock purchase plan, pension plan or thrift plan coverage. The Company is not responsible for and shall not provide workers’ compensation insurance for Consultant or any employees of Consultant.

(i)          Withholding. Consultant acknowledges that he will receive an IRS Form 1099-MISC from the Company for any compensation provided under this Agreement. Consultant acknowledges and agrees that (i) the Company is not required to, and will not, withhold from payments or benefits to be made to Consultant under this Section 1 any sums for income tax, unemployment insurance, social security, or any other withholding, or make any contributions on Consultant’s behalf for unemployment insurance or social security, (ii) Consultant is solely responsible for the timely payment of all income and other taxes with respect to the Services performed by Consultant hereunder, and (iii) Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and Consultant shall indemnify and hold harmless the Company for all claims, damages, costs and liabilities arising from any failure to do so.

2.           Trade Secrets and Other Confidential Information. Except as may be required in the performance of Consultant’s duties with the Company, or as may be required by law, Consultant will not, during or after the Consulting Term, reveal to any person or entity or use any Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and other confidential information relating to the business of the Company, that has value to the Company and is not generally known to its competitors. Confidential Information includes, but is not limited to, lists of actual or prospective customers, details of customer contracts, current or anticipated customer requirements, pricing policies, price lists, business plans, licensing strategies, operational methods, marketing plans or strategies, product development techniques, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, research and development, financial information, information regarding recruitment and hiring activities, and personnel information. Confidential Information includes trade secrets (as defined under Georgia law) as well as information that does not rise to the level of a trade secret. However, Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Consultant understands that Consultant’s obligations as set forth in this Section 2 are in addition to and not in lieu of any other obligations Consultant may have to protect Confidential Information (including, but not limited to, obligations arising under the Company’s policies, ethical rules, and applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information. In the event Consultant is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Consultant agrees to promptly notify the Company in writing prior to disclosing any such Confidential Information (unless such notification would be prohibited by law) so that the Company may seek a protective order or other appropriate remedy. Consultant agrees to cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law or court order and to use Consultant’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order. Notwithstanding the foregoing, Consultant is not prohibited from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law and Consultant does not need prior authorization to make such reports or disclosures.

3.           Non-disparagement. Consultant agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company or its officers, directors, employees, clients or services.

4.           Injunctive Relief. Consultant acknowledges that any breach of his obligations under Sections 2 and 3 of this Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Consultant agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to specific performance and injunctive and other equitable relief, without posting bond or other security, to enforce or prevent any violation of such provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

5.           Notification to Subsequent Employer. Consultant agrees to notify any subsequent employer of the existence and terms of the provisions set forth in Sections 2 through 4 of this Agreement. In addition, Consultant authorizes the Company to provide a copy of such provisions to third parties, including but not limited to Consultant’s subsequent, anticipated or possible future employers.

6.           Defend Trade Secrets Act. Consultant is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

7.           Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered under this Agreement shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service to the Parties at the addresses set forth below:

To the Company:	CCUR Holdings, Inc.
4375 River Green Parkway, Suite 210
Duluth, Georgia 30096
Attn: Board of Directors

With a copy to:	Andrews Kurth Kenyon LLP
450 Lexington Avenue
New York, NY 10017
Attn: Paul Silverstein and Anthony Eppert

To Consultant:	Consultant’s address as on file with the Company

or to such other address as shall be furnished in writing by either Party to the other Party; provided, that such notice or change in address shall be effective only when actually received by the other Party. The date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, (ii) three business days after the date of mailing if sent by certified or registered mail, or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

8.           Arbitration. Any disputes or claims of any kind or nature, including as to arbitrability under this Agreement, between Consultant and the Company arising out of, related to, or in connection with any aspect of Consultant’s engagement by the Company or its termination, including all claims arising out of this Agreement, and claims for alleged discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any other federal, state, or local law, shall be settled by final and binding arbitration in Fulton County, Georgia. Either party may file a written demand for arbitration with the American Arbitration Association pursuant to its National Rules for the Resolution of Employment Disputes. The arbitration shall be conducted by a single neutral arbitrator who is a member of the Bar of the State of Georgia, has been actively engaged in the practice of law for at least fifteen (15) years, and has substantial experience in connection with business transactions and interpretation of contracts. In considering the relevancy, materiality, discoverability, and admissibility of evidence, the arbitrator shall take into account, among other things, applicable principles of legal privilege, including the attorney-client privilege, the work product doctrine, and appropriate protection of the Company’s confidential information. Upon the request of either party, the arbitrator’s award shall be written and include findings of fact and conclusions of law. Judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction. Any arbitration of any claim by Consultant may not be joined or consolidated with any other arbitration(s) by or against the Company, including through class or collective arbitration. The prevailing party in any such arbitration, or in any action to enforce this Section 8 or any arbitration award hereunder, shall be entitled to recover that party’s attendant attorneys’ fees and related expenses from the other party to the maximum extent permitted by law. The Company shall be responsible for payment of all mediation and arbitration filing and administrative fees, and all fees and expenses of the mediator or arbitrators, irrespective of the outcome, as to any federal statutory claims by Consultant or as may otherwise be required by law for this Agreement to be enforceable. Notwithstanding any other provision of this Agreement, the Company may seek temporary, preliminary, or permanent injunctive relief against the Consultant at any time without resorting to arbitration. The Parties agree that this Agreement involves interstate commerce and that this arbitration provision is therefore subject to and governed by the Federal Arbitration Act.

9.           General Provisions.

(a)          No Admission of Liability. The Company and its agents expressly deny that they have any liability to Consultant, and this Agreement is not to be construed as an admission of any such liability. If this Agreement does not become effective, it shall be deemed negotiation for settlement purposes only and will not be admissible or usable for any purpose.

(b)          Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties regarding the subject matter of this Agreement, and supersedes and replaces any and all other agreements, written or oral, express or implied, between the parties concerning the same subject matter, with the exception of any prior restrictive covenants or invention assignment agreements between the Parties, which remain in effect. Except as expressly provided herein, this Agreement will supersede and render null and void any and all prior agreements between the Parties and their agents and personnel on the subject of this Agreement. No provision of this Agreement may be amended, changed, altered, or modified except by mutual written agreement of Consultant and a duly authorized representative of the Company.

(c)          Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

(d)          Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. In the event a court of competent jurisdiction determines that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unreasonable or unenforceable as drafted, it is the intent of the parties that such restriction be modified to render it enforceable to the maximum extent permitted by law.

(e)          Successors and Assigns. Consultant may not assign this Agreement or any part hereof, and any purported assignment by Consultant shall be null and void. This Agreement shall be assignable by the Company. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assignees, heirs, distributees, devisees and legatees.

(f)          Survival. Upon termination of the Consulting Term for any reason, this Agreement shall terminate and the Company shall have no further obligation to Consultant; provided that the provisions set forth in Sections 2 through 9 shall remain in full force and effect after the termination of this Agreement for any reason.

(g)          Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice of law rules. While it is the intention of the parties that Section 8 of this Agreement be fully enforced, to the extent any judicial action is required in aid of Section 8 of this Agreement or otherwise, any such action arising under or related to this Agreement or Consultant’s engagement by the Company shall be filed exclusively in the state or federal courts with jurisdiction over Fulton County, Georgia, and the parties hereby consent to the jurisdiction and venue of such courts.

(h)          Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

(i)          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. This Agreement may be signed and delivered by fax transmission or email, which shall be effective as an original.

(j)          Section 409A. Payments pursuant to this Agreement are intended to be exempt from Section 409A of the Code and accompanying regulations and other binding guidance promulgated thereunder (collectively, “Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Consultant on account of non-compliance with Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective on the Effective Date.

WAYNE BARR, JR.:	CCUR HOLDINGS, INC.:

/s/ Wayne Barr, Jr.	By:	/s/ Steven Singer

Date:	Its:	Director & Chairman of Compensation Comm.

Date:

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